Exhibit 99.1

Alector Reports Second Quarter 2021 Financial Results

Presented twelve-month data from ongoing AL001 open-label Phase 2 study in FTD-GRN at the 2021 Alzheimer’s Association International Conference (AAIC)

Announced global collaboration with GSK to co-develop and co-commercialize progranulin-elevating monoclonal antibodies, AL001 and AL101, for a range of neurodegenerative diseases

South San Francisco, California, August 3, 2021 -- Alector, Inc. (Nasdaq: ALEC), a clinical-stage biotechnology company pioneering immuno-neurology, today reported financial results for the second quarter 2021. As of June 30, 2021, Alector’s cash, cash equivalents and investments totaled $319.6 million.

“With the recent presentation of encouraging Phase 2 data for our lead program, AL001 in people with FTD-GRN, at the Alzheimer’s Association International Conference and our announcement of a significant collaboration with GlaxoSmithKline to expand and accelerate the development of AL001 and AL101, we move much closer to realizing the vast potential of our progranulin franchise programs,” said Arnon Rosenthal, Ph.D., co-founder and chief executive officer of Alector. “Our earlier-stage pipeline is also steadily progressing and based on our immuno-neurology expertise and insights into human genetics, we continue working to advance new programs to the clinic, all with the aim of halting the degeneration associated with serious neurological disease.”

Clinical and Corporate Updates

Progranulin Franchise Portfolio

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Twelve-month data from up to twelve patients with frontotemporal dementia with a progranulin mutation (FTD-GRN) from the open-label INFRONT-2 Phase 2 clinical trial of AL001 were presented at the 2021 Alzheimer’s Association International Conference (AAIC).
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Once monthly treatment with 60mg/kg of AL001 was shown to have a favorable safety profile and resulted in sustained elevation of progranulin to normal levels for greater than one year.
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Clinical outcome assessments of AL001-treated patients showed slowing of clinical progression by 47% compared to a matched control cohort of participants from the Genetic FTD Initiative (GENFI2). Additionally, multiple disease-relevant biomarkers of lysosomal function, complement activation and neuronal health trended toward normalization or remained stable, suggesting that treatment with AL001 may slow disease progression. (1)

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Alector and GlaxoSmithKline (GSK) entered into a global collaboration to co-develop and co-commercialize AL001 and AL101 for the treatment of neurodegenerative diseases, including FTD-GRN, as well as other forms of frontotemporal dementia, amyotrophic lateral sclerosis (ALS), Alzheimer’s disease and Parkinson’s disease.
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The collaboration brings together Alector’s leading immuno-neurology expertise with GSK’s commitment to immunology and human genetics, proven drug development

Alector Reports Second Quarter 2021 Financial Results

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capabilities and global footprint, to help expand and accelerate the development of AL001 and AL101 into large indications.
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Under the terms of the agreement, Alector will receive $700 million in upfront payments. Alector will also be eligible for up to $1.5 billion in potential development, regulatory and commercial launch milestone payments, as well as profit-sharing in the U.S. and royalties on any ex-U.S. sales.

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Alector is actively enrolling the Phase 3 INFRONT-3 pivotal clinical study of AL001 in at-risk and symptomatic carriers of frontotemporal dementia with a progranulin mutation. An ongoing Phase 2 study in frontotemporal dementia includes a cohort of patients with a C9orf72 mutation, and there are plans to begin testing AL001 in amyotrophic lateral sclerosis (ALS) patients with a C9orf72 mutation in the second half of 2021. AL101, Alector’s second progranulin-elevating monoclonal antibody, is designed to treat people suffering from more prevalent neurodegenerative diseases and is currently in a Phase 1a study in healthy volunteers.

Alzheimer’s Disease Portfolio

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Two posters were presented at the 2021 AAIC for Alector’s AL002 program targeting TREM2. TREM2 loss of function is associated with a three-fold increase in the risk of developing Alzheimer’s disease (2). AL002 is Alector’s first-in-class anti-TREM2 monoclonal antibody that is being developed in collaboration with AbbVie in a global Phase 2 study.
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The first poster detailed results of the AL002 Phase 1 study in healthy volunteers. AL002 was generally well tolerated and demonstrated dose-dependent and robust target engagement in the brain.
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A second poster reviewed the study design of the ongoing Phase 2 INVOKE-2 trial in people with early Alzheimer’s disease. The global, multi-center, double-blind Phase 2 clinical trial is enrolling approximately 265 patients randomized to receive AL002 or placebo. The study is designed to investigate the efficacy and safety of AL002 for the treatment of Alzheimer’s disease.
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Data from the Phase 1b study evaluating AL003 in participants with Alzheimer’s disease is expected in the second half of 2021.  The AL003 clinical development program is being developed in collaboration with AbbVie.

Second Quarter 2021 Financial Results

Revenue. Collaboration revenue for the quarter ended June 30, 2021, was $6.6 million, compared to $3.2 million for the same period in 2020. Revenue is recognized as the program costs are incurred by measuring actual costs incurred to date compared to the overall total expected costs to satisfy the performance obligation. Changes in estimates for revenue recognized over time are recognized on a cumulative basis.

R&D Expenses. Total research and development expenses for the quarter ended June 30, 2021, were $47.8 million, compared to $34.1 million for the same period in 2020. This change was mainly driven by an increase in expenses to support advancement of several clinical and preclinical programs, as well as in increase in personnel-related expenses

G&A Expenses. Total general and administrative expenses for the quarter ended June 30, 2021, were $14.1 million, compared to $15.7 million for the same period in 2020. This decrease was primarily

Alector Reports Second Quarter 2021 Financial Results

due to reduced legal fees associated with the conclusion of our arbitration proceedings for certain intellectual property matters.

Net Loss. For the quarter ended June 30, 2021, Alector reported a net loss of $55.1 million, compared to a net loss of $45.3 million for the same period in 2020.

Cash Position. Cash, cash equivalents, and marketable securities were $319.6 million as of June 30, 2021.

Updated Cash guidance. Based on the company's cash position as of the end of the second quarter, combined with the anticipated net proceeds expected from the GSK collaboration beginning in the third quarter of 2021, Alector anticipates sufficient cash to fund currently planned operations into mid-2024.

About Alector

Alector is a clinical stage biotechnology company pioneering immuno-neurology, a novel therapeutic approach for the treatment of neurodegenerative diseases. The Company is developing a broad portfolio of innate immune system programs, designed to functionally repair genetic mutations that cause dysfunction of the brain’s immune system and enable the rejuvenated immune cells to counteract emerging brain pathologies. Immuno-neurology targets immune dysfunction as a root cause of multiple pathologies that are drivers of degenerative brain disorders. The Company’s immuno-neurology product candidates are supported by biomarkers and target genetically defined patient populations in frontotemporal dementia and Alzheimer’s disease. This scientific approach is also the basis for the Company’s immuno-oncology programs. Alector is headquartered in South San Francisco, California. For additional information, please visit www.alector.com.

(1) Paul, Robert, et al, “AAIC 2021 “Twelve month Results from the INFRONT-2 Phase 2 Open-label Clinical Study of AL001 in Frontotemporal Dementia Patients with a Progranulin Mutation (FTD-GRN)”

(2) Guerreiro, et al. “TREM2 Variants in Alzheimer’s Disease” NEJM. 2013; and Jonsson, et al. “Variant of TREM2 associated with the risk of Alzheimer's disease” NEJM 2013

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to numerous important factors, risks and uncertainties that may cause actual events or results to differ materially from current expectations and beliefs, including but not limited to risks and uncertainties related to market conditions, Alector and its business as set forth in our Quarterly Report on Form 10-Q, as filed on August 3, 2021 with the Securities and Exchange Commission (“SEC”), as well as the other documents Alector files from time to time with the SEC. These documents contain and identify important factors that could cause the actual results for Alector to differ materially from those contained in Alector’s forward-looking statements. Any forward-looking statements contained in this press release speak only as of the date hereof, and Alector specifically disclaims any obligation to update any forward-looking statement, except as required by law.

Alector Reports Second Quarter 2021 Financial Results

Selected Consolidated Balance Sheet Data

(in thousands)

	June 30,	December 31,
	2021	2021
Cash, cash equivalents, and marketable securities	$319,570	$413,308
Total assets	397,113	488,251
Total current liabilities (excluding deferred revenue)	48,976	44,202
Deferred revenue (including current portion)	121,625	132,303
Total liabilities	212,598	220,721
Total stockholders’ equity	184,515	267,530

Consolidated Statement of Operations Data

(in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Collaboration revenue	$6,568	$3,170	$10,678	$10,341
Operating expense:
Research and development	47,818	34,062	93,551	68,667
General and administrative	14,075	15,697	25,087	30,341
Total operating expenses	61,893	49,759	118,638	99,008
Loss from operations	(55,325)	(46,589)	(107,960)	(88,667)
Other income, net	178	1,263	642	3,322
Net loss	$(55,147)	$(45,326)	$(107,318)	$(85,345)
Net loss per share, basic and diluted	$(0.69)	$(0.58)	$(1.35)	$(1.11)
Shares used in computing net loss per share, basic and diluted	79,790,036	78,415,195	79,598,188	76,617,938

Alector Contacts

Michelle Corral
VP, Communications and Investor Relations

650-808-7016

michelle.corral@alector.com

1AB (media)

Dan Budwick

973-271-6085

dan@1abmedia.com

Argot Partners (investors)

Joseph Rayne
Argot Partners
212.600.1902
joseph@argotpartners.com